Exhibit 99.1

Intercept Pharmaceuticals Announces Pricing of Public Offering of Common Stock

NEW YORK, NY, June 18, 2013 / PR Newswire / — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver diseases, today announced the pricing of an underwritten public offering of 1,730,000 shares of its common stock at a public offering price of $33.01 per share. In addition, Intercept has granted the underwriters a 30-day option to purchase up to an additional 259,500 shares of common stock.

All of the shares in the offering are to be sold by Intercept, with expected net proceeds to Intercept of approximately $53.3 million, after deducting underwriting discounts and commissions and estimated offering expenses, but excluding any exercise of the underwriters’ option to purchase additional shares of common stock. The offering is expected to close on or about June 24, 2013, subject to customary closing conditions.

BofA Merrill Lynch and Citigroup are acting as joint book-running managers, BMO Capital Markets is acting as lead manager and Needham & Company, Wedbush PacGrow Life Sciences and Janney Montgomery Scott are acting as co-managers for the offering.

A registration statement on Form S-1 relating to the shares of common stock being sold in this offering was declared effective by the Securities and Exchange Commission on June 18, 2013. A preliminary prospectus relating to the offering has been filed with the SEC, and a final prospectus relating to the offering will be filed with the SEC. Copies of the final prospectus, when available, may be obtained from the offices of BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com; or Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone at 1-800-831-9146 or email at batprospectusdept@citi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is initially being developed for the second line treatment of primary biliary cirrhosis (PBC) in patients with an inadequate response to, or who are unable to tolerate, ursodiol, the only approved therapy for this indication. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma.

For more information about Intercept, please contact Mark Pruzanski, MD, or Barbara Duncan, both of Intercept Pharmaceuticals at 1-646-747-1000.

Source: Intercept Pharmaceuticals